THE SECURITIES BEING SUBSCRIBED TO HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY JURISDICTION. THESE SECURITIES ARE OFFERED PURSUANT TO A CLAIM OF EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF FEDERAL AND STATE SECURITIES LAWS.

THE SECURITIES BEING SUBSCRIBED TO MAY NOT BE SOLD, OFFERED, OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A "U.S. PERSON" UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

Doc.com, Inc.

REGULATION "S" SUBSCRIPTION AGREEMENT

(Foreign Subscribers)

REGULATION S SUBSCRIPTION AGREEMENT, dated as of 03/25/2026 by and between Doc.com, Inc. (the "Company"), and the undersigned subscriber (the "Subscriber").

BACKGROUND

The Company is seeking to raise up to US $3 Million for 375,000 Class "A" shares at $8 per share of additional capital (the "Offering") through an offering of its common stock, ("Common Class "A" Stock") to non-

U.S. Persons, This offering pertains to the Company's common stock, par value $0.000001 ("Class 'A' Common Stock"), available to Non-US Persons. The Subscribers wish to subscribe for 187,500 shares (the "Class 'A' Shares") of Common Stock, subject to and in accordance with the terms of this Agreement ("this Agreement").NOW, THEREFORE, in consideration of the premises and the respective promises hereinafter set forth, the parties hereto hereby agree as follow:

1) <u>SALE AND PURCHASE OF SECURITIES.</u>

The Subscriber hereby agrees to purchase Class 'A" Shares at a price per share equal to $8 for additional capital . The payment of the subscription price of $1,500,000 shall be made to the Company by a debit or credit card or by wire transfer.

2) <u>INDEMNITY BY THE SUBSCRIBER.</u>

The Subscriber understands and acknowledges that the Company is relying on the representations made by the Subscriber herein, and, thus, hereby agrees to indemnify the

Company, and its respective officers and directors, agents, attorneys, and employees, and agrees to hold them harmless from and against any and all loss, damage, liability, or expense, including reasonable attorney's fees, that it or any of them may suffer, sustain, or incur by reason of or in connection with any misrepresentation or breach of warranty or agreement made by the Subscriber under this Agreement.

3) MISCELLANEOUS

a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective
legal representatives, heirs, successors and assigns. This Agreement shall not be assignable, in whole or in part. The Company is bound by this Agreement to refuse to register any transfer of the Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.
b) This Agreement and any additional agreements and other documents delivered pursuant hereto set forth b the entire agreement and understanding of the parties in respect of the subject matter hereof and thereof
c) and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof and thereof. This Agreement may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.
d) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
e) The invalidity or unenforceability of any provision of this Agreement shall not affect any other provisions d hereof, and the remainder of the Agreement shall be construed as if such invalid or unenforceable
f) provision were modified to the extent necessary to make it valid or enforceable but remain within the spirit of this Agreement, or if that is not possible, then omitted.
g) All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and
h) delivered personally or sent by overnight courier or messenger or sent by registered or certified mail, return receipt requested, or by telex, facsimile transmission, telegram or similar means of communication if confirmed by mail to the Company at its current address and to the Subscriber at its address as it appears on the books and records of the Company. Notices shall be deemed to have been received on the date of personal delivery or facsimile, or if sent by certified or registered mail, return receipt requested, shall be deemed to be delivered on the third business day after the date of mailing.
i) This Agreement shall be governed and construed by the laws of the State of New York, without giving effect to conflicts of laws principles of such state.

[Signing page follows]

IN WITNESS whereof this Agreement has been duly executed by all parties hereto the day and year first written above.

Subscriber full legal name:

Axen DMCC

Subscriber address:

MAZAYA BUSINESS AVENUE BB2 3304-A,JLT, DUBAI, UAE

Agreed and confirmed to the above by:

Dante Eludier Vargas Caro

SUBSCRIBER'S SIGNATURE

Agreed and confirmed to the above by the company:

Charles Nader

Name: Charles Nader